EXHIBIT 23.1
We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-158704 and 333-144247) of LifeVantage Corporation and subsidiary (the Company) of our report dated September 28, 2009 with respect to the consolidated balance sheets of the Company as of June 30, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended June 30, 2009 and 2008, which report appears in the June 30, 2009 annual report on Form 10-K of LifeVantage Corporation.
/s/ Ehrhardt Keefe Steiner & Hottman PC
September 28, 2009
Denver, Colorado